Exhibit  16.1

April  18,  2012

Securities  and  Exchange  Commission
100  F  Street,  NE
Washington,  DC  20549
USA

Dear  Ladies  and  Gentlemen,

We are the former independent auditors for Santos Resource Corp., a Nevada corporation (the "Company"). We have read the Company's current report on Form 8-K dated April 18, 2012 (the "Form 8-K") and are in agreement with the disclosures regarding our firm as included in the Form 8-K to be filed with the Securities and Exchange Commission. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours  very  truly,

"MacKay  LLP"

MacKay  LLP
Chartered  Accountants